Exhibit 4.13

SCHEDULE

to the

MASTER AGREEMENT

dated as of ____________, 2003

between
JPMORGAN CHASE BANK ("Party A")	and	MATRIA HEALTHCARE INC. ("Party B")

PART 1
Termination Provisions and Certain Other Matters

(1)  " Specified Entity " means, in relation to Party A, for the purpose of:

Section 5(a)(v) , any Affiliate of Party A;

Section 5(a)(vi) , none;

Section 5(a)(vii) , none; and

Section 5(b)(iv) , none;

and, in relation to Party B, for the purpose of:

Section 5(a)(v) , any Affiliate of Party B;

Section 5(a)(vi) , any Affiliate of Party B;

Section 5(a)(vii) , any Affiliate of Party B; and

Section 5(b)(iv) , any Affiliate of Party B.

(2)  "Specified Transaction " will have the meaning specified in Section 14.

(3)  The "Cross-Default " provisions of Section 5(a)(vi) will apply to Party A, Party B and any applicable Specified Entity of Party B , and for such purpose:

(a)   "Specified Indebtedness" will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party's banking business.

(b)   "Threshold Amount" means, with respect to Party A, an amount equal to three percent of the shareholders' equity of Party A; and with respect to Party B and any applicable Specified Entity of Party B, USD5,000,000.

(c)  Section 5(a)(vi) of this Agreement will be deemed to be amended to include the following Clause "(3)":

"or (3) a default, event of default, or other similar condition or event (however described) occurs and is continuing which entitles any person or entity to terminate its commitment under any agreement to lend or advance or make available funds to a party (or any applicable Specified Entity) in respect of an aggregate amount in excess of the Threshold Amount."

(4)  The " Credit Event Upon Merger " provisions of Section 5(b)(iv) will not apply to Party A. The " Credit Event Upon Merger " provisions of Section 5(b)(iv) will apply to Party B and any applicable Specified Entity of Party B.

(5)  The " Automatic Early Termination " provision of Section 6(a) will not apply to Party A or Party B.

(6)  Payments on Early Termination . For the purpose of Section 6(e):

(i)  Loss will apply.

(ii)  The Second Method will apply.

(7)  "Termination Currency" means United States Dollars.

(8)  Additional Termination Event . It shall constitute an Additional Termination Event, in respect of which Party B will be the Affected Party and all Transactions will be Affected Transactions, if the Credit Rating of Party B falls below B as assigned by S&P or below B2 as assigned by Moody’s. For purposes of this provision, (i) "Credit Rating" means the rating assigned by either S&P or Moody's to the long term, unsecured and unsubordinated indebtedness of Party B; (ii) "S&P" means Standard & Poor’s Ratings Group, or its successor; and (iii) "Moody’s" means Moody's Investors Service, Inc., or its successor.

PART 2
Tax Representations

(A)  Payer Tax Representations . For the purpose of Section 3(e) of this Agreement, Party A and Party B each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f), (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B)  Payee Tax Representations . For the purpose of Section 3(f) of this Agreement, Party A and Party B each hereby make the following representations:

It is the beneficial owner of each payment made or to be made under this Agreement and is a United States Person for U.S. federal income tax purposes.

PART 3
Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents:

    (a)  Tax forms, documents or certificates to be delivered are:

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, Party B agrees to deliver two complete and accurate United States Internal Revenue Service Forms W-9 (or any successor applicable forms), in a manner reasonably satisfactory to Party A, (I) upon execution of this Agreement; (II) promptly upon reasonable demand of Party A, and (III) promptly upon learning that any such form previously delivered by Party B has become obsolete or incorrect.

    (b)  Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

.
Party B
Annual Report of Party B containing consolidated financial statements certified by independent certified public accountants and prepared in accordance with accounting principles that are generally accepted in the United States of America ("GAAP")
		Upon request	Yes
.
Party B	Unaudited consolidated financial statements of Party B for a fiscal quarter prepared in accordance with GAAP	Upon request	Yes
.
Party B	Opinion of counsel satisfactory to Party A substantially in the form of Exhibit I hereto	Upon execution and delivery of this Agreement	No
.
Party B	Certified copies of all corporate authorizations and any other documents with respect to the execution, delivery and performance of this Agreement	Upon execution and delivery of this Agreement	Yes
.
Party B	Certificate of authority and specimen signatures of individuals executing this Agreement, Confirmations and each Credit Support Document (as applicable)	Upon execution and delivery of this Agreement and thereafter upon request of Party A	Yes

PART 4
Miscellaneous

(1)  Address for Notices . For the purpose of Section 12(a) of this Agreement:

Address for notice or communications to Party A:

Any notice relating to a particular Transaction shall be delivered to the address or facsimile number specified in the Confirmation of such Transaction. Any notice delivered for purposes of Sections 5 and 6 of this Agreement shall be delivered to the following address:

JPMorgan Chase Bank
Attention: Legal Department-Capital Markets Group
270 Park Avenue, 40th Floor
New York, New York 10017-2070
Facsimile No.: (212) 270-7468

Address for notice or communications to Party B:

Matria Healthcare Inc.
Attention: [ please provide ]
Facsimile No.:

(2)  Process Agent . For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not applicable.
Party B appoints as its Process Agent: Not applicable.

(3)  Offices . The provisions of Section 10(a) will apply to this Agreement.

(4)  Multibranch Party . For the purpose of Section 10 of this Agreement:

Party A is not a Multibranch Party.
Party B is not a Multibranch Party.

(5)  Calculation Agent . The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction.

(6)  Credit Support Documents . The ISDA Credit Support Annex and supplementary "Paragraph 13 - Elections & Variables" in the form appended hereto shall constitute a "Credit Support Document" in relation to Party B with respect to all of the obligations of Party B and for all purposes of this Agreement.

(7)  Credit Support Provider . Not Applicable.

(8)  Governing Law . This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(9)  Netting of Payments . Section 2(c)(ii) of this Agreement will not apply to any Transaction unless specified in the relevant Confirmation.

(10)  "Affiliate" will have the meaning specified in Section 14 of this Agreement.

PART 5
Other Provisions

(1)  Set-off . (i) Any amount (the "Early Termination Amount") payable to one party (the "Payee") by the other party (the "Payer") under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(iv) has occurred, will, at the option of the party ("X") other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or the Affected Party), be reduced by its set-off against any Other Payment Amount (as hereinafter defined). As used herein, "Other Payment Amount" shall mean any payment obligation of any description whatsoever (whether arising at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of the obligation or whether the relevant party is legally or beneficially the holder of the obligation) arising under any other agreement between the Payee and the Payer or any instrument or undertaking issued or executed or guaranteed by the Payee to, or in favor of, the Payer or any bond, note, or other debt instrument issued or guaranteed by the Payee and owned or held beneficially by the Payer as a result of the purchase thereof by or on behalf of the Payer, whether directly from the issuer or in the secondary market (and the Other Payment Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this section.

For this purpose, either the Early Termination Amount or the Other Payment Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this section shall be effective to create a charge or other security interest. This section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, a party (the "Delivering Party") may, in its discretion, satisfy, in whole or in part, any payment obligation arising under Section 6 in respect of any Early Termination Date which is designated or occurs as a result of an Event of Default in respect of which the other party is the Defaulting Party or which is designated as a result of a Termination Event in respect of which the other party is the sole Affected Party by delivering to such other party (the "Receiving Party"), or for the account of the Receiving Party, bond(s), note(s), or other debt instrument(s) issued or guaranteed by the Receiving Party and owned or held legally or beneficially by or on behalf of the Delivering Party in a face amount equal to the entirety or relevant part, as the case may be, of the amount of such payment obligation. Any bond, note, or other debt instrument denominated in a currency other than the Termination Currency shall, for this purpose, be valued in an amount of Termination Currency determined by the Delivering Party based upon a currency exchange rate determined in a commercially reasonable manner. Any delivery by a Delivering Party shall be made in the manner customary for the relevant bond, note, or debt instrument (including, without limitation, through a depository institution or clearance system) or, if the Delivering Party deems such delivery to be impractical, in a commercially reasonable manner determined by the Delivering Party.

(2)  Exchange of Confirmations . For each Transaction entered into hereunder, Party A shall promptly send to Party B a Confirmation via facsimile transmission. Party B agrees to respond to such Confirmation within 10 Local Business Days, either confirming agreement thereto or requesting a correction of any error(s) contained therein. Failure by Party B to respond within such period shall not affect the validity or enforceability of such Transaction and shall be deemed to be an affirmation of the terms contained in such Confirmation, absent manifest error. The parties agree that any such exchange of facsimile transmissions shall constitute a Confirmation for all purposes hereunder.

(3)  Waiver of Jury Trial . Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable, by, among other things, the mutual waivers and certifications in this Section.

(4)  Telephonic Recording . Each party (i) consents to the recording of the telephone conversations of trading, marketing and operations personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of it and its Affiliates.

(5)      Further Representations . Party B represents to Party A (which representations will be deemed to be repeated by Party B on each date on which a Transaction is entered into) that:

(a)  Generally Accepted Accounting Principles . The financial information delivered by it pursuant to paragraph (b) of Part 3 of this Schedule, including the related schedules and notes thereto, has been prepared in accordance with GAAP, applied consistently throughout the periods involved (except as disclosed therein).

(b)  No Material Contingent Obligation(s) . Neither Party B nor any of its subsidiaries has any material contingent obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in the financial statements delivered to Party A pursuant to this Schedule or in the notes thereto.

(6)       Eligible Contract Participant . Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into) that it is an "eligible contract participant", as defined in the Commodity Futures Modernization Act of 2000.

(7)        Relationship Between Parties . The following representation shall be inserted as a new Section 3(g) of this Agreement:

"(g)  Relationship Between Parties . Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i)  Non-Reliance . It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)  Assessment and Understanding . It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)  Status of Parties . The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction."

(8)        ISDA Definitions . Reference is hereby made to the 2000 ISDA Definitions (the "2000 Definitions") and the 1998 FX and Currency Option Definitions (the "FX Definitions") (collectively the "ISDA Definitions") each as published by the International Swaps and Derivatives Association, Inc., which are hereby incorporated by reference herein. Any terms used and not otherwise defined herein which are contained in the ISDA Definitions shall have the meaning set forth therein.

(9)       Scope of Agreement . Notwithstanding anything contained in this Agreement to the contrary, any transaction which may otherwise constitute a "Specified Transaction" for purposes of this Agreement which has been or will be entered into between the parties shall constitute a "Transaction" which is subject to, governed by, and construed in accordance with the terms of this Agreement, unless any Confirmation with respect to a Transaction entered into after the execution of this Agreement expressly provides otherwise.

(10)     Inconsistency . In the event of any inconsistency between any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation; (ii) the Schedule and an ISDA Credit Support Annex (as applicable); (iii) the ISDA Definitions; and (iv) the printed form of ISDA Master Agreement and ISDA Credit Support Annex (as applicable). In the event of any inconsistency between provisions contained in the 2000 Definitions and the FX Definitions , the FX Definitions shall prevail.

(11)      Compliance with SEC Order Requiring Sworn Certification of Financial Statements . Party B represents to Party A that Party B has complied in all material respects with the Order of the Securities and Exchange Commission (the "SEC") dated June 27, 2002 (No. 4-460) requiring the filing of sworn statements pursuant to Section 21(a)(1) of the Securities Exchange Act of 1934, as amended, and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules of the SEC promulgated thereunder. This representation shall be deemed to be repeated at all times until the termination of this Agreement.

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

JPMORGAN CHASE BANK By: _______________________ Name: Title:	MATRIA HEALTHCARE INC. By: _______________________ Name: Title:

EXHIBIT I

FORM OF OPINION OF COUNSEL TO PARTY B

Date:

JPMorgan Chase Bank
270 Park Avenue
New York, New York 10017-2070

Ladies and Gentlemen:

We are counsel to Matria Healthcare Inc. , a _______________ corporation (the "Counterparty"), and we are delivering this opinion in connection with the Master Agreement, dated as of ___________, 2002 (as supplemented by the Confirmations relating to the Transactions entered into pursuant thereto, the "Agreement"), between the Counterparty and JPMorgan Chase Bank (the "Bank"). Terms defined in the Agreement are used herein as therein defined.

In that connection, we have examined the originals, or copies certified to our satisfaction, of the Agreement and such corporate records of the Counterparty, certificates of public officials and of officers of the Counterparty, and agreements, instruments, and documents, as we have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Counterparty, or its officers or of public officials. We have assumed the due execution and delivery of the Agreement by the Bank.

Based upon the foregoing, we are of the following opinion:

1.    The Counterparty is a corporation duly organized, validly existing and in good standing under the laws of ___________________.

2.    The Counterparty has the power to execute and deliver the Agreement and to perform its obligations under the Agreement and has taken all necessary action to authorize such execution and delivery and performance of such obligations.

3.    The execution and delivery of the Agreement by the Counterparty and the Counterparty's performance of its obligations under the Agreement do not violate or conflict with any law, rule or regulation applicable to it, any provision of its charter or by-laws (or comparable constitutional documents), any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting the Counterparty or any of its assets.

4.    All authorizations of and exemptions, actions or approvals by, and all notices to or filings with, any governmental or other authority that are required to have been obtained or made by the Counterparty with respect to the Agreement have been obtained or made and are in full force and effect and all conditions of any such authorizations, exemptions, actions or approvals have been complied with.

5.    The Agreement constitutes the Counterparty's legal, valid and binding obligation enforceable against the Counterparty in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

6.    To the best of our knowledge, after due inquiry, there is not pending or threatened against the Counterparty or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, government body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against the Counterparty of the Agreement or its ability to perform its obligations thereunder.

We are qualified to practice law in the State of _________________ and do not purport to be expert on, or to express any opinion herein concerning, any law other than the laws of the State of _______________[, the Delaware General Corporation Law] and the federal laws of the United States of America.

Very truly yours,

DRAFT 1/27/03

Paragraph 13 to the CREDIT SUPPORT ANNEX

to the Schedule to the
Master Agreement

dated as of __________________, 2003

between

JPMORGAN CHASE BANK ("Party A")	and	MATRIA HEALTHCARE INC. ("Party B")

Paragraph 13. Elections and Variables

(a)    Security Interest for "Obligations" . The term "Obligations" as used in this Annex includes no additional obligations with respect to either party.

(b)    Credit Support Obligations .

(i)    Delivery Amount, Return Amount and Credit Support Amount .

(A)     "Delivery Amount" has the meaning specified in Paragraph 3(a).

(B)    "Return Amount" has the meaning specified in Paragraph 3(b).

(C)    "Credit Support Amount" has the meaning specified in Paragraph 3(b).

(ii)    Eligible Collateral . The following items will qualify as "Eligible Collateral" for Party B:

		Party B	"Valuation Percentage"
(A)	USD Cash	[ X ]	[ 100 ]%

(iii)   Other Eligible Support . There shall be no "Other Eligible Support" for Party B for purposes of this Annex, unless agreed in writing between the parties.

(iv)   Thresholds .

(A)    "Independent Amount" means, with respect to Party B, U.S.$1,500,000.

(B)    "Threshold" means, with respect to B, U.S.$500,000.

(C)    "Minimum Transfer Amount" means U.S.$250,000, provided , however , that if an Event of Default has occurred and is continuing with respect to a party, the Minimum Transfer Amount with respect to such party shall be U.S.$0.

(D)    Rounding. The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of U.S.$10,000, respectively.

(c)   Valuation and Timing .

(i) "Valuation Agent" means, for all purposes, the Secured Party.

(ii) "Valuation Date" means any Local Business Day.

(iii) "Valuation Time" means the close of business in the city of the Valuation Agent on the Valuation Date or date of calculation, as applicable;

provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv) "Notification Time" means by 12:00 noon, New York time, on a Local Business Day.

(d)   Conditions Precedent . With respect to Party B, any Additional Termination Event (if Party B is the Affected Party with respect to such Termination Event) will be a "Specified Condition".

(e)   Substitution .

(i) "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

(ii) Consent . Inapplicable.

(f)   Dispute Resolution .

(i) "Resolution Time" means 12:00 noon, New York time, on the Local Business Day following the date on which notice is given that gives rise to a dispute under Paragraph 5.

(ii) Value . For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support other than Cash will be calculated as follows:

(A) with respect to any Eligible Collateral except Cash, the sum of (I) (x) the mean of the high bid and low asked prices quoted on such date by any principal market maker for such Eligible Collateral chosen by the Disputing Party, or (y) if no quotations are available from a principal market maker for such date, the mean of such high bid and low asked prices as of the first day prior to such date on which such quotations were available, plus (II) the accrued interest on such Eligible Collateral (except to the extent Transferred to a party pursuant to any applicable provision of this Agreement or included in the applicable price referred to in (I) of this clause (A)) as of such date; multiplied by the applicable Valuation Percentage.

(iii) The provisions of Paragraph 5 will apply.

(g)  Holding and Using Posted Collateral .

(i) Eligibility to Hold Posted Collateral; Custodians .

Party A will be entitled to hold Posted Collateral itself or through a Custodian pursuant to Paragraph 6(b), provided that the following conditions applicable to it are satisfied:

(1)     Party A is not a Defaulting Party.

(2) The Custodian is a Bank (as defined in the Federal Deposit Insurance Act) whose rating with respect to its long term unsecured, unsubordinated indebtedness is at least BBB+ by S&P or Baa1 by Moody's.

(ii) Use of Posted Collateral . The provisions of Paragraph 6(c) will apply.

(h)  Distributions and Interest Amount .

(i) Interest Rate . The Interest Rate for any day means the Federal Funds Overnight Rate. For the purposes hereof, "Federal Funds Overnight Rate" means, for any day, an interest rate per annum equal to the rate published as the Federal Funds Effective Rate that appears on Telerate Page 118 for such day.

 (ii)  Transfer of Interest Amount . The transfer of the Interest Amount will be made monthly on the second Local Business Day of each calendar month.

  (iii)   Alternative to Interest Amount . The provisions of Paragraph 6(d)(ii) will apply.

(i)    Additional Representations . None.

(j)    Other Eligible Support and Other Posted Support .

(i) "Value" shall have no meaning with respect to either party with respect to Other Eligible Support and Other Posted Support.

(ii) "Transfer" shall have no meaning with respect to either party with respect to Other Eligible Support and Other Posted Support.

(k)  Demands and Notices .

All demands, specifications and notices made by a party to this Annex will be made pursuant to the Notices Section of this Agreement, unless otherwise specified here:
With respect to Party A:

JPMorgan Chase Bank
Collateral Middle Office Americas 3/OPS2
500 Stanton Christiana Road
Newark, Delaware 19713
Telephone No.: (302) 634-3191
Facsimile No.: (302) 634-3270

With respect to Party B:

[Please provide address for notices if different from address in Schedule]

(l)    Other Provisions .

(i)    Modification to Paragraph 1 . The following subparagraph (b) is substituted for subparagraph (b) of this Annex:

(b)    Secured Party and Pledgor . All references in this Annex to the "Secured Party" will be to Party A and all corresponding references to the "Pledgor" will be to Party B.

(ii)    Modification to Paragraph 2 . The following Paragraph 2 is substituted for Paragraph 2 of this Annex:

Paragraph 2. Security Interest . The Pledgor hereby pledges to the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-Off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted herein on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

(iii)    Modification to Paragraph 9 . The following first clause of Paragraph 9 is substituted for the first clause of Paragraph 9 of this Annex:

Paragraph 9. Representations. The Pledgor represents to the Secured Party (which representations will be deemed to be repeated as of each date on which is Transfers Eligible Collateral) that:

(iv)    Modification to Paragraph 12 . The following definitions of "Pledgor" and "Secured Party" are substituted for the definitions of those terms contained in Paragraph 12 of this Annex:

"Pledgor" means Party B, when that party (i) receives a demand for or is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).

"Secured Party" means Party A, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Credit Support.

Please confirm your agreement to the terms of the foregoing Paragraph 13 by signing below.

JPMORGAN CHASE BANK By: _______________________ Name: Title:	MATRIA HEALTHCARE INC. By: _________________________ Name: Title: